Exhibit 99.1

NEWS RELEASE

HECLA COMPLETES ACQUISITION OF MINES MANAGEMENT, INC.

FOR IMMEDIATE RELEASE

September 13, 2016

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) announced today that its acquisition of Mines Management, Inc. (Mines Management) is complete. The acquisition includes the Montanore Project, a large undeveloped silver and gold project in Montana for which the final Environmental Impact Statement and Records of Decision were issued earlier this year. Montanore will remain owned by Mines Management, which is now a wholly owned subsidiary of Hecla.

“Montanore has the potential to be a major silver and copper producer and we appreciate the support of the local community and Mines Management for this acquisition,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “The next step is to complete the permitting so we can mine in a safe and environmentally responsible way.”

Under the terms of the transaction, Hecla acquired all the outstanding shares of Mines Management for total consideration of approximately $46 million in Hecla stock. With completion of the transaction, Mines Management’s shares are expected to be suspended from trading on the NYSE MKT prior to the opening of the market on September 14, 2016, and are expected to cease trading on the Toronto Stock Exchange at the close of trading on September 15, 2016.

American Stock Transfer & Trust Company is acting as the exchange agent. Mines Management shareholders should receive a letter of transmittal within the next 10 days to exchange each outstanding common share of Mines Management for 0.2218 of a common share of Hecla.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

For further information, please contact:

Jeanne DuPont

Corporate Communications Coordinator

Investor and Public Relations

1-800-HECLA91 (1-800-432-5291)

hmc-info@hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

Cautionary Note Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts, such as anticipated production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com